SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
 February 9, 2004

PartnerRe Ltd.
(Exact Name of Registrant as Specified in Charter)

Bermuda (State or Other Jurisdiction of Incorporation)	0-2253 (Commission File Number)	Not Applicable
(I.R.S. Employer Identification No.)

Chesney House, 96 Pitts Bay Road, Pembroke, Bermuda
(Address of Principal Executive Offices)

HM 08
(Zip Code)

(441) 292-0888
(Registrant’s Telephone Number, Including Area Code)

Item 12. Results of Operations and Financial Condition

The following information is furnished pursuant to Item 12, “Results of Operations and Financial Condition.” On February 9, 2004, PartnerRe Ltd. issued a press release reporting its 2003 fourth quarter results. A copy of the press release is attached hereto as Exhibit 1 and is hereby incorporated by reference.

Exhibit 1. Text of Press Release of PartnerRe Ltd., dated February 9, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PartnerRe Ltd.
(Registrant)

By:	/s/ Albert Benchimol

	Name:	Albert Benchimol
	Title:	Executive Vice President and Chief Financial Officer

Date: February 10, 2004

INDEX TO EXHIBITS

Exhibit No.	Description
1	Text of Press Release of PartnerRe Ltd., dated February 9, 2004.

PartnerRe Ltd. Reports Fourth Quarter and Record Full Year Earnings for 2003
and Increase in Dividend

•	Full Year Book Value Growth of 25% to $42.48

•	Fourth Quarter Net Income per share of $1.84; Operating Earnings per share of $1.67

•	Full Year Net Income per share of $8.13; Operating Earnings per share of $6.65

•	Full Year Net Premium Written Growth of 35%

•	Full year Net Income ROE of 24%; Operating ROE of 20%

•	Increase of 10% in Annual Dividend to $1.36 per common share

PEMBROKE, Bermuda, February 9, 2004 — PartnerRe Ltd. (NYSE:PRE) today reported net income of $104.5 million, or $1.84 per share on a fully diluted basis, for the quarter ended December 31, 2003. Net income includes a net after-tax realized gain on investments of $9.3 million or $0.17 per share. Net income for the fourth quarter of 2002, including a net after-tax realized gain on investments of $6.3 million or $0.12 per share, was $88.4 million or $1.58 per share. Operating earnings for the fourth quarter of 2003 were $90.3 million or $1.67 per share on a fully diluted basis. Operating earnings exclude net realized investment gains or losses and are calculated after payment of preferred dividends. This compares to operating earnings of $77.0 million, or $1.46 per share, for the fourth quarter of 2002. All references to per share amounts are on a fully diluted basis.

New accounting guidance, which became effective in the fourth quarter, required changes in the classification of certain income statement items. As a result, the Company reclassified certain items for prior quarters as if these changes were applied as of January 1, 2003. While these changes did not impact net income for the nine months to September 30, 2003 of $6.30 per share, they resulted in certain items being moved from “Realized Gains” to “Operating Income”. Consequently, operating earnings for the first nine months of 2003 were $4.98 per share. Details of these reclassifications are set out in note form at the end of this press release under the heading “New Accounting Pronouncements”.

For the year ended December 31, 2003, net income was $467.7 million, or $8.13 per share. This includes a net after-tax realized gain on investments of $80.0 million or $1.48 per share. Net income for the full year 2002, including a net after-tax realized loss on investments of $16.7 million or $0.32 per share, was $190.3 million or $3.28 per share. Operating earnings for the year ended December 31, 2003 were $358.3 million or $6.65 per share. This compares to operating earnings of $187.0 million, or $3.60 per share for the full year 2002.

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

Commenting on the 2003 results, PartnerRe President & Chief Executive Officer, Patrick Thiele, said, “We had another strong quarter to finish 2003, our tenth anniversary year, well ahead of plan. We had very strong premium growth, excellent underwriting profitability, and generated in excess of $1.1 billion of operating cash flow. We had a full year operating return on equity of 20%, affirming our leadership position as one of the world’s most profitable reinsurers. We also grew book value by 25% to year-end shareholders’ equity of $2.6 billion, again underscoring the financial strength and stability of our Company.”

Summary unaudited consolidated financial data for the period is set out below.

U.S .$ thousands (except per share amounts)	Three months ended December 31		Full year ended December 31
	2003	2002	2003	2002
Net Premiums Written	$772,509	$697,493	$3,589,641	$2,655,374
Net Premiums Earned	$946,148	$748,657	$3,503,442	$2,425,736
Non-life Combined Ratio	96.3%	91.6%	94.5%	97.9%
Net Income	$104,530	$88,393	$467,679	$190,302
Net Income per share (a)	$1.84	$1.58	$8.13	$3.28
Net Operating Earnings (a)	$90,286	$77,043	$358,319	$186,991
Net Operating Earnings per share (a)	$1.67	$1.46	$6.65	$3.60

(a)	Net income per share is defined as net income available to common shareholders divided by the weighted average number of fully diluted shares. Net income available to common shareholders is defined as net income less preferred dividends. Net operating earnings is net income available to common shareholders excluding after-tax net realized gains/losses on investments. Per share results are on a fully diluted basis.

For a description of new accounting guidance, refer to the section titled “New Accounting Pronouncements” at the end of this press release.

Net premiums written for the fourth quarter of 2003 were $772.5 million, an 11% increase over the comparable period in 2002. Total revenues increased 27% in the quarter to $1.1 billion, including $946.1 million of net premiums earned — an increase of 26%; net investment income of $73.2 million — an increase of 10%; and net realized investment gains of $19.0 million. For the fourth quarter of 2002, revenues were $824.2 million, with $748.7 million of net premiums earned, net investment income of $66.8 million, and net realized investment gains of $6.6 million.

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

For the year ended December 31, 2003, net premiums written were $3.6 billion, an increase of 35% from the prior year. Total revenues for 2003 were $3.9 billion, a 45% increase over the $2.7 billion in 2002.

At December 31, 2003, total assets were $10.9 billion, total capitalization was $3.2 billion, and total shareholders’ equity was $2.6 billion. This compares to total assets of $8.5 billion, total capitalization of $2.7 billion, and total shareholders’ equity of $2.1 billion at December 31, 2002. Book value per common share was $42.48 on a fully diluted basis, compared to $34.02 per share at December 31, 2002.

Dividends

Separately, the Company announced today that its Board of Directors has increased the annual common share dividend by 10% to $1.36 from $1.24. Today, the Board declared a quarterly dividend of $0.34 per share representing this increased level of dividend. The dividend will be payable on March 1, 2004, to common shareholders of record on February 20, 2004, with the stock trading ex-dividend commencing February 18, 2004.

“We understand that dividends are an important component of shareholder return,” Mr. Thiele said. “We are pleased that PartnerRe has increased its common share dividend every year since its inception in 1993, generating a compound annual growth rate of 13%.”

The Board has also declared a dividend of $0.421875 per share on the Company’s 6.75% Series C Cumulative Preferred Shares for the period December 1, 2003 — February 29, 2004. The dividend will be payable on March 1, 2004, to shareholders of record on February 20, 2004.

Results of Operations

“2003 was a record year for PartnerRe by virtually all measures of growth and profitability,” said Mr. Thiele. “Growth in net premiums written for the full year represented a 35% increase over 2002 to a record level of $3.6 billion. This result is well ahead of the 30% growth target we communicated in our plan for 2003, and demonstrates the strength of the PartnerRe franchise in accessing business which we believe will provide superior returns.

“Our Non-Life segment performed well with a combined ratio of 94.5% for the full year. The nature of our diversified book of business is such that there are variations in results across our operations. Our Worldwide Specialty operations posted an exceptional 73.5% technical ratio on $1.5 billion in net premiums earned for the year. Our U.S. Property and Casualty

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

results were impacted by reserve strengthening of approximately $88 million for the year, of which approximately $51 million occurred in the fourth quarter, primarily relating to casualty business written in 1997 through 2000. Overall, our diversification strategy is working and we had a very good year as shown by our 20% consolidated operating ROE.

“We continued to grow our Life segment, taking advantage of opportunities in the European markets. Net premiums written were up 72% for the year. The Life business is a growing component of our business and we expect to see continued steady growth in this segment during 2004.

“Investment income increased 7% over last year, as the positive effects of $1.1 billion in cash flow and favorable foreign exchange outpaced the impact of lower reinvestment rates,” said Mr. Thiele.

Results by Segment

The Non-Life segment reported net premiums written of $680.8 million for the fourth quarter, an increase of 8%. The Non-Life technical result decreased to $88.7 million compared to $97.2 million for the same period in the prior year. This includes a net increase in estimates for prior year losses of approximately $43 million, as increases in the U.S. P&C and Global P&C sub-segments were partially offset by reductions in estimates for Worldwide Specialty. The combined ratio was 96.3% for the fourth quarter compared to 91.6% for the same period in 2002. For the year ended December 31, 2003, Non-Life net premiums written were $3.3 billion, representing an increase of 33% over the prior year. The full year Non-Life technical result was $392.6 million compared to $197.1 million for 2002. The full year combined ratio was 94.5% for 2003, compared to 97.9% for 2002.

The U.S. Property and Casualty business, which represented approximately 26% of total net premiums written for the year, reported net premiums written of $181.7 million for the quarter, a 5% increase over the prior year’s fourth quarter. Net premiums earned increased 9% during the quarter when compared to the same period in 2002. The technical result for the fourth quarter was a loss of $27.9 million compared to a loss of $2.5 million in the fourth quarter of 2002. The technical ratio for this segment was 112.8%, compared to 101.3% in the fourth quarter of 2002. Our fourth quarter results include an increase in reserves for prior years of approximately $51 million, primarily for U.S. casualty lines written in the years 1997-2000. For the full year 2003, net premiums written increased 42% to $919.4 million, with the strongest growth in specialty casualty lines. The full year technical ratio was 101.9% compared to 101.1% for 2002. The full year technical result was a loss of $15.9 million in 2003 compared to a loss of $7.0 million in 2002.

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

The Global (Non-U.S.) Property and Casualty business, which represented approximately 24% of total net premiums written for the year, reported net premiums written of $193.9 million for the fourth quarter of 2003, a 30% increase over the prior year. Net premiums earned during the quarter increased 53%. The technical result for the fourth quarter was a profit of $4.2 million compared to a loss of $5.6 million in 2002. The technical ratio for this segment was 98.2% compared to 103.7% for the same period in 2002. For the full year, net premiums written increased 42% to $849.2 million, with strong growth in all lines, but predominantly in property. The full year technical ratio was 99.3% as compared to 103.4% for 2002, while the full year technical result increased to $5.6 million in 2003 from a loss of $19.0 million in 2002.

The Worldwide Specialty business, which includes the catastrophe line, and represents approximately 42% of total net premiums written for the year, reported net premiums written of $305.2 million for the fourth quarter, a marginal decrease over the prior year period. Net premiums earned increased 23% during the quarter. The technical result for the quarter increased to $112.4 million in 2003 compared to $105.3 million in 2002. This unit’s technical ratio was 72.3%, compared to 68.0% for the fourth quarter of 2002. For the full year, net premiums written increased 23% to $1.5 billion, with the strongest growth in credit and surety, energy, and specialty casualty. The full year technical ratio was 73.5% compared to 79.6% for 2002. The full year technical result grew to $402.9 million from $223.1 million in 2002.

The Life segment, which markets coverages primarily in Europe, Canada and Latin America, and represented approximately 8% of total net premiums written for the year, reported net premiums written of $91.7 million for the quarter, as compared to $67.1 million for the fourth quarter 2002, representing an increase of 37%. The allocated technical result for the quarter was a gain of $9.3 million, compared to a loss of $21.1 million for the comparable period in 2002. For the full year 2003, net premiums written increased 72% to $300.1 million, with an allocated technical result of $25.3 million, compared to a loss of $8.7 million for the full year 2002.

Commentary and Outlook

“PartnerRe followed a year of exception results with a good January 1 renewal season,” Mr. Thiele said. “We saw strong growth in the U.S. and more moderate growth in Europe, despite increasing competition and a growing trend by insurers to retain a greater portion of their risk. January renewals, which are expected to generate estimated Non-Life premiums of $2.0 billion, were up 5% at constant exchange rates on expiring 2003 policies. Pricing remained

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

strongest in casualty lines, with property pricing less so, while certain specialty lines, including cat, showed some weakness in pricing.

“Overall, we are satisfied with the expected level of profitability implicit in the 1/1/04 pricing and loss trends and look forward to another year of profitability above our long term target. We continue to remain comfortable with our plan for 2004 of operating earnings per share of a minimum of $6.90 barring any unusually large loss events, and growth in net written premium to $3.9 billion.”

New Accounting Pronouncements

During the fourth quarter of 2003, the Company began applying the guidance in FASB Interpretation No. 46 “Consolidation of Variable Interest Entities”(“FIN 46”). As a result the Company has deconsolidated the Trust which issued the Company’s Trust Preferred Stock and is now reflecting on its balance sheet the junior subordinated debt issued by the Company to the Trust. This new presentation had no impact on the Company’s equity, capitalization, book value or results for all periods presented.

In response to the developing interpretations of SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149) the Company has reclassified certain items relating to the foreign currency movements on the Company’s insurance assets and liabilities and the related hedges the Company places on these amounts from the net realized gain/loss line to the net foreign exchange gain/loss line item on its income statement. In addition, the Company has reclassified the activity associated with its capital market transactions from the net investment income and net realized investment gain/loss lines to the other income line.

On October 1, 2003 the Company implemented the accounting guidance resulting from SFAS 133 Implementation Issue No. B36 “Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments.” The adoption of this new guidance did not have a material impact on the results of operations or financial position of the Company.

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

The Company uses operating earnings, diluted operating earnings per share and operating return on beginning equity to measure performance, as these measures focus on the underlying fundamentals of our operations without the influence of realized gains and losses from the sale of investments, which are driven by the timing of the disposition of investments and not by our operating performance. For planning purposes, the Company does not anticipate realized investment gains or losses. The Company also uses technical ratio and technical result as measures of underwriting performance. These metrics exclude overhead expenses. All references to per share amounts in this press release are on the basis of fully diluted shares.

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering/energy, marine, special risks, other lines, life/annuity and health. At year-end 2003, total revenues were $3.9 billion, total assets were $10.9 billion, total capitalization was $3.2 billion and total shareholders’ equity was $2.6 billion. Our major reinsurance operations have ratings of AA- from Standard & Poor’s, Aa3 from Moody’s, A+ from A.M. Best, and AA from Fitch.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophes or other large losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

with the Company’s investment portfolio and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Citigate Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Jim Barron/Hallie Bozzi
Media Contact: Celia Powell

PartnerRe Ltd.	Telephone +1 441 292 0888
Chesney House,	Fax +1 441 292 6080
96 Pitts Bay Road	www.partnerre.com
Pembroke, Bermuda HM 08

PartnerRe Ltd.
Consolidated Statements of Operations and Comprehensive Income
(Expressed in thousands of U.S. dollars, except per share data)
(Unaudited)

	For the three months ended December 31, 2003	For the three months ended December 31, 2002;	For the year months ended December 31, 2003	For the year ended December 31, 2002

Revenues
Gross premiums written	$ 775,321	$ 715,572	$ 3,624,518	$ 2,705,672

Net premiums written	$ 772,509	$ 697,493	$ 3,589,641	$ 2,655,374
Decrease (increase) in unearned premiums	173,639	51,164	(86,199)	(229,638)

Net premiums earned	946,148	748,657	3,503,442	2,425,736
Net investment income	73,156	66,773	261,697	245,189
Net realized investment gains (losses)	18,984	6,604	86,656	(6,758)
Other income	12,055	2,164	21,101	5,727

Total Revenues	1,050,343	824,198	3,872,896	2,669,894

Expenses
Losses and loss expenses including life policy benefits	661,597	490,696	2,365,742	1,715,762
Acquisition costs	203,875	194,405	773,230	556,085
Other operating expenses	63,772	44,012	235,739	161,706
Interest expense	6,031	3,267	18,570	12,960
Net foreign exchange (gains) losses	(2,744)	(2,122)	(11,824)	3,158

Total Expenses	932,531	730,258	3,381,457	2,449,671

Income before distributions related to Trust Preferred
and Mandatorily Redeemable Preferred Securities and taxes	117,812	93,940	491,439	220,223
Distributions related to Trust Preferred and Mandatorily
Redeemable Preferred Securities	4,010	6,815	21,650	27,260
Income tax expense (benefit)	9,272	(1,268)	2,110	2,661

Net income	$ 104,530	$ 88,393	$ 467,679	$ 190,302

Preferred dividends	$ 4,970	$ 5,000	$ 29,390	$ 20,000

Operating earnings available to common shareholders	$ 90,286	$ 77,043	$ 358,319	$ 186,991

Comprehensive income	$ 135,414	$ 117,398	$ 562,043	$ 313,107

Per Share Data:
Earnings per common share:
Basic operating earnings	$ 1.68	$ 1.50	$ 6.73	$ 3.70
Net realized investment gains (losses), net of tax	0.17	0.12	1.50	(0.33)

Basic net income	$ 1.85	$ 1.62	$ 8.23	$ 3.37

Weighted average number of common shares
outstanding	53,674.9	51,381.7	53,238.6	50,551.0
Diluted operating earnings	$ 1.67	$ 1.46	$ 6.65	$ 3.60
Net realized investment gains (losses), net of tax	0.17	0.12	1.48	(0.32)

Diluted net income	$ 1.84	$ 1.58	$ 8.13	$ 3.28

Weighted average number of common and
common equivalent shares outstanding	54,176.1	52,708.1	53,895.9	51,907.7

PartnerRe Ltd.
Consolidated Balance Sheets
(Expressed in thousands of U.S. dollars, except per share data and parenthetical share data)
(Unaudited)

	December 31, 2003	December 31, 2002
Assets
Investments and cash
Fixed maturities, at fair value
(amortized cost: 2003, $5,241,494; 2002, $3,771,644)	$ 5,343,651	$ 3,917,235
Short-term investments, at fair value
(amortized cost: 2003, $46,271; 2002, $3,787)	46,307	3,801
Equities, at fair value
(cost: 2003, $614,697; 2002, $493,893)	713,950	473,163
Trading securities, at fair value (cost: 2003, $113,385; 2002, $72,998)	122,544	75,284
Cash and cash equivalents, at fair value, which approximates amortized cost	558,692	710,640
Other invested assets	5,590	5,281

Total investments and cash	6,790,734	5,185,404
Accrued investment income	132,291	66,980
Reinsurance balances receivable	1,214,269	994,502
Reinsurance recoverable on paid and unpaid losses	188,706	216,681
Funds held by reinsured companies	1,068,432	726,722
Deferred acquisition costs	354,854	304,873
Deposit assets	508,037	359,606
Taxes recoverable	80,835	100,002
Goodwill	429,519	429,519
Net receivable for securities sold	--	36,598
Other	135,337	126,977

Total Assets	$ 10,903,014	$ 8,547,864

Liabilities
Unpaid losses and loss expenses	$ 4,755,059	$ 3,658,416
Policy benefits for life and annuity contracts	1,162,016	815,978
Unearned premiums	1,035,450	869,925
Funds held under reinsurance treaties	27,399	32,359
Deposit liabilities	570,634	356,091
Long-term debt	220,000	220,000
Net payable for securities purchased	5,389	--
Accounts payable, accrued expenses and other	126,675	117,913
Debt related to Trust Preferred Securities	206,000	--
Mandatorily Redeemable Preferred Securities	200,000	--

Total Liabilities	8,308,622	6,070,682

Trust Preferred and Mandatorily Redeemable Preferred Securities	--	400,000

Shareholders Equity
Common shares (par value $1.00, issued and outstanding:
(2003, 53,741,553; 2002, 52,375,938)	53,742	52,376
Preferred shares (par value $1.00, issued and outstanding: 2003, 11,600,000; 2002,
10,000,000; aggregate liquidation preference, 2003, $290,000,000; 2002,
$250,000,000)	11,600	10,000
Additional paid-in capital	1,023,167	977,714
Deferred compensation	(125)	(261)
Accumulated other comprehensive income:
Net unrealized gains on investments, net of tax	166,492	119,605
Currency translation adjustment	16,657	(30,820)
Retained earnings	1,322,859	948,568

Total Shareholders’ Equity	2,594,392	2,077,182

Total Liabilities, Trust Preferred and Mandatorily Redeemable
Preferred Securities and Shareholders Equity	$ 10,903,014	$ 8,547,864

Shareholders Equity Per Common Share	$ 42.88	$ 34.89

Diluted Book Value Per Common and Common Equivalent
Share (assuming exercise of warrants and stock options)	$ 42.48	$ 34.02

Number of Diluted Common Shares Outstanding	54,242.8	53,702.3

PartnerRe Ltd.
Supplementary Information
(in millions of U.S. dollars)
(Unaudited)

	For the three months ended December 31, 2003	For the three months ended December 31, 2002	For the year ended December 31, 2003	For the year ended December 31, 2002

SEGMENT INFORMATION

NON-LIFE SEGMENT
US Property and Casualty
Net premiums written	$ 181.7	$ 173.9	$ 919.4	$ 649.0
Net premiums earned	218.8	200.8	842.6	600.0
Loss and loss expense ratio(1)	88.1%	74.5%	76.5%	74.3%
Acquisition expense ratio(2)	24.7	26.8	25.4	26.8

Technical ratio(3)	112.8	101.3	101.9	101.1

Global (Non-US) Property and Casualty
Net premiums written	$ 193.9	$ 149.5	$ 849.2	$ 599.8
Net premiums earned	229.6	150.2	839.6	560.2
Loss and loss expense ratio(1)	76.7%	75.4%	74.5%	78.3%
Acquisition expense ratio(2)	21.5	28.3	24.8	25.1

Technical ratio(3)	98.2	103.7	99.3	103.4

Worldwide Specialty
Net premiums written	$ 305.2	$ 307.0	$ 1,520.9	$ 1,232.0
Net premiums earned	405.1	329.0	1,520.9	1,095.2
Loss and loss expense ratio(1)	53.4%	49.8%	54.5%	61.9%
Acquisition expense ratio(2)	18.9	18.2	19.0	17.7

Technical ratio(3)	72.3	68.0	73.5	79.6

TOTAL NON-LIFE SEGMENT
Gross premiums written	$ 682.5	$ 647.3	$ 3,314.2	$ 2,523.4
Net premiums written	680.8	630.4	3,289.5	2,480.8
Net premiums earned	853.5	680.0	3,203.1	2,255.4
Loss and loss expense ratio(1)	68.5%	62.8%	65.5%	69.3%
Acquisition expense ratio(2)	21.1	22.9	22.2	22.0

Technical ratio(3)	89.6	85.7	87.7	91.3
Other overhead expense ratio(4)	6.7	5.9	6.8	6.6

Combined ratio(5)	96.3%	91.6%	94.5%	97.9%

LIFE SEGMENT
Gross premiums written	$ 92.8	$ 68.3	$ 310.3	$ 182.3
Net premiums written	91.7	67.1	300.1	174.6
Net premiums earned	92.7	68.7	300.3	170.3
Life technical result (6)	$ (8.0)	$ (33.6)	$ (28.1)	$ (43.2)
Allocated investment income	17.3	12.5	53.4	34.5

Allocated life technical result	$ 9.3	$ (21.1)	$ 25.3	$ (8.7)

(1)	Loss and loss expense ratio is obtained by dividing losses and loss expenses by net premiums earned.

(2)	Acquisition expense ratio is obtained by dividing acquisition costs by net premiums earned

(3)	Technical ratio is defined as the sum of the loss and loss expense ratio and the acquisition expense ratio

(4)	Other overhead expense ratio is obtained by dividing other operating expenses by net premiums earned

(5)	Combined ratio is the sum of the loss and loss expense ratio and the expense ratio. The expense ratio is defined as the sum of the acquisition expense ratio and the other overhead expense ratio

(6)	Life technical result is defined as net premiums earned less losses and loss adjustment expenses and acquisition costs.

     PartnerRe Ltd.
Supplementary Information
(Unaudited)
	For the three months ended December 31, 2003	For the three months ended December 31, 2002	For the year ended December 31, 2003	For the year ended December 31, 2002
Distribution of Net Premiums Written by Line of Business:
Non-Life
Property and Casualty
Property	22%	18%	21%	20%
Casualty	17	17	19	15
Motor	10	11	10	12
Worldwide Specialty
Agriculture	5	6	4	6
Aviation/Space	11	15	8	9
Catastrophe	2	2	10	11
Credit/Surety	6	4	5	5
Engineering/Energy	7	8	7	7
Marine	2	3	3	3
Special Risk	5	6	5	5
Other	1	-	-	-
Life	12	10	8	7

Geographic Distribution of Gross Premiums Written:
Europe	42%	47%	41%	39%
North America	45	38	44	44
Asia, Australia and New Zealand	7	9	10	11
Latin America and the Caribbean	5	5	4	5
Africa	1	1	1	1

As at December 31, 2003
Credit Ratings (Financial Strength Ratings):
Standard & Poor’s	AA-
Moodys	Aa3
A.M. Best	A+

	As at December 31, 2003		As at December 31, 2002
	(in thousands of U.S. dollars)		(in thousands of U.S. dollars)
Capital Structure:
Long-term debt	$220,000	7%	$220,000	8%
Trust Preferred Securities	200,000	6	200,000	7
Series B Cumulative Redeemable Preferred Shares (PEPS)	200,000	6	200,000	7
8% Series A Cumulative Preferred Shares, aggregate liquidation	-	-	250,000	9
6.75% Series C Cumulative Preferred Shares, aggregate liquidation	290,000	9	-	-
Common Shareholders’ Equity	2,304,392	72	1,827,182	69

Total Capital	$3,214,392	100%	$2,697,182	100%

  PartnerRe Ltd.
Supplementary Information
(Unaudited)

		As at December 31, 2003		As at December 31, 2002
Investment Portfolio:
Credit Quality	AAA	57%		56%
	AA	3		13
	A	19		16
	BBB	14		9
	Below Investment Grade	7		6

By Class	U.S. Government	7%		12%
	U.S. Mortgage/Asset Backed	17		16
	U.S. Corporates	26		22
	Foreign Fixed Income	31		27
	Equities and Equity Substitutes	15		13
	Cash (net of pending transactions)	4		10

Expected average duration		3.6	Yrs	3.3	Yrs

Average yield to maturity at market		3.8%		3.5%
(fixed income securities and cash)

Average Credit Quality		AA		AA

	For the three months ended December 31, 2003	For the three months ended December 31, 2002	For the year ended December 31, 2003	For the year ended December 31, 2002
	(in thousands of U.S. dollars except per share data)
Reconciliation of Net income to Operating earnings available to common shareholders:
Net income	$104,530	$88,393	$467,679	$190,302
Less:
Net realized investment gains (losses), net of tax	9,274	6,350	79,970	(16,689)
Dividends to preferred shareholders	4,970	5,000	29,390	20,000

Operating earnings available to common shareholder	$90,286	$77,043	$358,319	$186,991

Diluted net income per common share	$1.84	$1.58	$8.13	$3.28
Less:
Net realized investment gains (losses), net of tax, per common shar	0.17	0.12	1.48	(0.32)

Diluted operating earnings per common share	$1.67	$1.46	$6.65	$3.60

Annualized return on beginning common shareholders’ equity
calculated with net income	21.8%	22.3%	24.0%	11.4%
Less:
Net realized investment gains (losses) net of tax	2.0	1.7	4.4	(1.1)

Annualized operating return on equity	19.8%	20.6%	19.6%	12.5%

 PartnerRe Ltd.
Supplementary Information
(in millions of U.S. dollars)
(Unaudited)

	For the three months ended December 31, 2003	For the three months ended December 31, 2002	For the year ended December 31, 2003	For the year ended December 31, 2002
Reconciliation of technical result to net income
US Property and Casualty	$(27.9)	$(2.5)	$(15.9)	$(7.0)
Global (Non-US) Property and Casualty	4.2	(5.6)	5.6	(19.0)
Worldwide Specialty	112.4	105.3	402.9	223.1

Non-Life technical result	$88.7	$97.2	$392.6	$197.1
Life technical result	(8.0)	(33.6)	(28.1)	(43.2)

Total technical result	80.7	63.6	364.5	153.9
Other operating expenses	(63.8)	(44.0)	(235.7)	(161.7)
Net investment income	73.2	66.8	261.7	245.2
Other income	12.0	2.2	21.1	5.7
Interest expense	(6.0)	(3.3)	(18.6)	(13.0)
Net foreign exchange gains (losses)	2.7	2.1	11.8	(3.2)
Income tax benefit on operating income	0.4	1.5	4.6	7.4
Distribution related to Trust Preferred and Mandatorily Redeemable Preferred Shares	(4.0)	(6.8)	(21.7)	(27.3)
Net realized investment gains (losses), net of tax	9.3	6.3	80.0	(16.7)

Net income	$104.5	$88.4	$467.7	$190.3